PLAN OF REORGANIZATION

	THIS PLAN OF REORGANIZATION (the "Plan") is dated as of July 31, 2015, and has been adopted by the Board of Trustees of RidgeWorth Funds (the "Trust")
 to provide for the reorganization of the Trust's U.S. Government Securities Fund (the "Selling Fund") into its Limited-Term Federal Mortgage Securities Fund (the "Acquiring Fund").

Preliminary Statements

1.	The Trust is organized under Massachusetts law as a business trust pursuant to an Agreement and Declaration of Trust dated January 15, 1992, as amended;

2.	The Trust is an open-end management investment company registered under the Investment Company Act of 1940 and the Acquiring Fund and Selling Fund are each duly organized and validly existing series of the Trust;

3.	The Reorganization (defined below) involves A Shares, C Shares, and I Shares of the Selling Fund reorganizing into A Shares, C Shares, and I Shares of the Acquiring Fund, respectively;

4.	The Board of Trustees of the Trust has determined that the
Reorganization is in the best interests of the shareholders of the Selling Fund and the Acquiring Fund and that the interests of existing shareholders will not be diluted as a result of the Reorganization;

Provisions

1.	Plan of Reorganization.  At the Effective Time (as defined in
Section 5 herein), the Selling Fund will assign, deliver and otherwise transfer all of its assets and good and marketable title thereto, free and clear of all liens, encumbrances and adverse claims except as provided in this Plan, and assign all liabilities, as set forth in a statement of assets and liabilities to be prepared as of the Effective Time (the "Statement of Assets and Liabilities"), to the Acquiring Fund. In exchange for such assets, the Acquiring Fund shall assume all such liabilities of the Selling Fund and deliver to the Selling
Fund shares of the Acquiring Fund (both full and fractional) equivalent in value, on a class-by-class basis, to the shares of the Selling Fund outstanding immediately prior to the Effective Time, and the Selling Fund shall liquidate immediately thereafter in accordance with Section 3 herein. These transactions are collectively referred to as the "Reorganization."
The shares of the Acquiring Fund that are given in exchange for the net assets of the Selling Fund are referred to hereinafter as the "Acquiring Fund Shares" and the shares of the Selling Fund that are held by the holders of such shares immediately prior to the Effective Time are referred to hereinafter as the "Selling Fund Shares." The assets and liabilities of the Selling Fund, as set forth in the Statement of Assets and Liabilities, shall be exclusively assigned to and assumed by the Acquiring Fund. All debts, liabilities, obligations and duties of the Selling Fund, to the extent that they exist at or after the Effective Time, shall, from and after the Effective Time, attach to the Acquiring Fund and may be enforced against the Acquiring Fund to the same extent as if the same had been incurred by the Acquiring Fund.

2.	Transfer of Assets.  The assets of the Selling Fund to be acquired by the Acquiring Fund shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable) as set forth in the Statement of Assets and Liabilities, as well as any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Selling Fund and other property owned by the Selling Fund at the Effective
Time.

3.	Liquidation and Dissolution of the Selling Fund.  At the
Effective Time, immediately after the exchange described in
Section 1 above, the Acquiring Fund Shares (both full and fractional) of each class received by the Selling Fund will be distributed to the shareholders of record of the Selling Fund Shares of the corresponding class of the Selling Fund as of the Effective Time in exchange for those Selling Fund Shares and in complete liquidation of the Selling Fund. Each shareholder of the Selling Fund will receive a number of Acquiring
 Fund Shares (full and fractional) of the applicable class equal in value to the Selling Fund Shares of the corresponding class held by that shareholder. Such liquidation and distribution will be accompanied by the establishment of an open account on the share records of the Acquiring Fund in the name of each shareholder of record of the Selling Fund and representing the respective number of Acquiring Fund
Shares received by such shareholder.

4.	Conditions of the Reorganization.  Consummation of this
Plan is subject to the following conditions:

	(a) Shares to be Issued Upon Reorganization. The Acquiring Fund Shares to be issued in connection with the Reorganization have been duly authorized and upon consummation of the Reorganization will be validly issued, fully paid and nonassessable.

	(b) Marketable Title to Assets. The Selling Fund will have, at the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer and deliver, the assets to be transferred to the Acquiring Fund.
Upon delivery and payment for such assets, the Acquiring Fund will have good and marketable title to such assets without restriction on the transfer thereof free and clear of all liens, encumbrances and adverse claims.

	(c) Taxes. Each of the Selling Fund and the Acquiring Fund is treated as an entity separate from any and all other series of the Trust under Section 851(g) of the Internal Revenue Code of 1986, as amended (the "Code"). For each taxable year of its operation (including, in the case of the Selling Fund, the taxable year ending at the Effective Time), each of the Selling Fund and the Acquiring Fund has met (or for that year will meet) the requirements of Subchapter M of the Code for qualification and treatment as a "regulated investment company," has had in effect an election to be treated as such, and has been (or for that year will be) eligible to compute and has computed (or for that year will compute) its federal income tax under Section 852 of the Code. At the Effective Time, the Selling Fund will have no unpaid tax liability under Section 852 or Section 4982 of the Code for any taxable year (including the taxable year ending at the Effective
Time). At the Effective Time, the Acquiring Fund will have no unpaid tax liability under Section 852 or Section 4982 of the Code for any taxable year ending before the Effective Time, and the Acquiring Fund expects to have no tax liability for the taxable year during which the Effective Time occurs. As of the Effective Time, all federal and other tax returns and reports of the Acquiring Fund and the Selling Fund required by law to have been filed shall have been timely filed, and any taxes incurred by the Selling Fund or the Acquiring Fund shall have been paid so far as due, or provision shall have been made for the payment thereof, and to the best of the Trust's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of such returns.

	(d) Board Authorization. The Board of Trustees of the Trust, at a meeting duly called for such purpose, shall have authorized the issuance by the Acquiring Fund of Acquiring Fund Shares at the Effective Time in exchange for the assets of the Selling Fund pursuant to the terms and provisions of this Plan.

5.	Effective Time of the Reorganization.  The exchange of
the Selling Fund's assets for corresponding Acquiring Fund Shares shall be effective as of the close of business on July 31, 2015, or at such other time and date as fixed by the Board of Trustees of the Trust or any duly authorized officer of the Trust (the "Effective Time").

6.	Termination.  This Plan and the transactions contemplated
hereby may be terminated and abandoned with respect to the Acquiring Fund and/or the Selling Fund, without penalty, by resolution of the Board of Trustees of the Trust or at the discretion of any duly authorized officer of the Trust, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such Board or officer, make proceeding with the Plan inadvisable. In the event of any such termination, there shall be no liability for damages on the part of the Acquiring Fund, Selling Fund, or the Trust, or the Trust's Board of Trustees or officers.

7.	Amendment and Waiver.  This Plan may be amended,
modified or supplemented at any time to the fullest extent permitted by law upon authorization by the Board of Trustees; provided that no amendment may have the effect of changing the provisions for determining the number or value of Acquiring Fund Shares to be paid to the Selling Fund's shareholders under this Plan to the detriment of the Selling Fund's shareholders without their approval. The Board of Trustees or any duly authorized officer of the Trust may waive any condition to consummation of this Plan if, in its or such officer's judgment, such waiver will not have a material adverse effect on the interests of the shareholders of the Acquiring Fund or the shareholders of the Selling Fund.

8.	Fees and Expenses.  Except as otherwise provided for
herein, all fees and expenses of the Acquiring Fund, the Selling Fund, or the Trust that are solely and directly related to the Reorganization contemplated by this Plan shall be borne and paid by RidgeWorth Capital Management LLC, the investment adviser to the Selling Fund and the Acquiring
Fund. All such fees and expenses so borne and paid shall be paid directly by RidgeWorth Capital Management LLC to the relevant providers of services or other payees. Fees and expenses not incurred directly in connection with the consummation of the transactions contemplated by this Plan shall be borne by the party incurring such fees and expenses. Notwithstanding the foregoing, expenses will in any event be paid by the party directly incurring such expenses if and to the extent that the payment by any other person of such expenses would result in the disqualification of the Selling Fund or the Acquiring Fund, as the case may be, from treatment as a "regulated investment company" within the meaning of Section 851 of the Code. Selling Fund shareholders will pay their respective expenses, if any, incurred in connection with the transactions contemplated by this Plan. Neither the Selling Fund nor the Acquiring Fund will pay the Selling Fund shareholders' expenses, if any.

9.	Governing Law.  This Plan shall be governed and
construed in accordance with the laws of the Commonwealth of Massachusetts.